EXHIBIT 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext.3002 jschepers@pernixtx.com

Pernix Therapeutics Appoints Steven A. Elms to Board of Directors

The Woodlands, Texas, August 31, 2011 – Pernix Therapeutics Holdings, Inc.  (NYSE Amex: PTX), a specialty pharmaceutical company primarily focused on the pediatric market, today announced that Steven A. Elms has been appointed as a member of the Company’s Board of Directors, effective August 31, 2011. The number of Directors remains at five, following the resignation of Jan Loeb as a Director, effective August 31, 2011.

Cooper Collins, President and Chief Executive Officer at Pernix Therapeutics, said, “We are pleased to have Mr. Elms join our Board of Directors. He brings extensive healthcare experience to Pernix, along with a strong background in finance and investment banking, advising growing pharmaceutical companies.  We look forward to his significant contributions to our Company as we continue to execute our business strategy.  On behalf of the Board of Directors, we thank Mr. Loeb for his service as a member of our Board.  Mr. Loeb will now serve as a consultant to the Company.”

Mr. Elms is currently a Managing Partner at Aisling Capital, a leading private equity fund investing in life science companies. Previously, he was a senior member of the Life Sciences Investment Banking Group of Hambrecht & Quist and was involved in over 60 financing and M&A transactions, which helped clients raise in excess of $3.3 billion in capital. He received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University, and a B.A. in Human Biology from Stanford University.

Mr. Elms also currently serves as a director of a number of private life sciences companies.  Mr. Elms previously served as the Chairman of the Board of Adams Respiratory Therapeutics, Inc.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products primarily for the pediatric market.  The Company manages a portfolio of branded and generic products and Theobromine, a late-stage development product candidate. The Company’s branded products include its family of prescription treatments for cough and cold (Brovex®, Aldex® and Pediatex®) and CEDAX® (ceftibuten), an antibiotic for middle ear infections. Pernix also seeks to expand its portfolio of branded products through collaborations such as the co-promotion agreement with ParaPro, LLC to market Natroba™, an FDA-approved topical treatment for head lice. The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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